SELLING AGREEMENT
                                       FOR
                   AMERICAN ENTERPRISE LIFE INSURANCE COMPANY


This SELLING AGREEMENT ("Agreement") is entered into as of May 15, 2000 ("Effective Date") by and between American Enterprise Life Insurance Company ("Company"), American Express Financial Advisors Inc. ("Distributor", together with Company, "American Express"), and First Union Brokerage Services, Inc., ("Broker-Dealer"), First Union Mortgage Corporation and affiliated insurance agencies identified on Exhibit A who have also executed this Agreement or an Affiliate Participation Agreement (each an "Agency").

                                    Recitals

The purpose of this Agreement is to establish the terms and conditions under which Broker-Dealer and Agency (referred to and defined further in Section 1.1 herein as "Authorized Selling Firm") will market and sell Company's variable annuity and/or variable life insurance products. American Express and Authorized Selling Firm intend that Authorized Selling Firm will be responsible for managing and supervising the marketing and sales of Company's variable annuity and/or variable life insurance products by its Producers pursuant to this Agreement.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   DEFINITIONS.    As used in this Agreement, the following terms shall have
         the following meanings:

  1.1 "Authorized Selling Firm" means the Broker-Dealer taken together with the Agency or Agencies, with respect to the sale of Products under this Agreement, in accordance with the terms and conditions of the SEC no-action letter First of America Brokerage Service, Inc. (dated September 28, 1995).

  1.2    "Broker-Dealer"  is an entity duly registered as a  broker-dealer  with
         the  Securities   and  Exchange   Commission   ("SEC"),   the  National
         Association of Securities Dealers ("NASD"), and states where required.

  1.3 "Company Rules" mean any written instructions, bulletins, manuals, training materials, and any underwriting or suitability guidelines provided to Authorized Selling Firm by the Company that directly relate to the marketing and selling of Company's variable annuity or variable life insurance products under this Agreement.

  1.4 "Producer" is a duly licensed individual who sells Products as an employee or independent contractor of Agency and who is appropriately registered with the NASD and licensed and appointed in accordance with all applicable insurance laws.

 1.5    "Products"  are those variable  annuity and/or life insurance  products
         issued  by  Company   which  will  be   marketed  or  sold  by  Agency,
         Broker-Dealer and their Producers under this Agreement, and which are set forth in the Product Exhibit(s) attached hereto.

  1.6 "Replacement" is the sale of a Product which is funded by the purchaser with money obtained from the liquidation of another life insurance policy or annuity contract, either of which was previously issued either by Company or by any other life insurance company.

  1.7 "Agency" is an insurance agency licensed in one or more states, and affiliated with Broker-Dealer by ownership or contract with respect to the sale of Products under this Agreement. Broker-Dealer may also act as "Agency".

  1.8 "Territory" may be any 48 of the 50 United States (all states other than New York and New Hampshire), and the District of Columbia, but includes only those jurisdictions in which Agency is authorized to market and sell the Products under this Agreement, as shown on each of the Product Exhibits attached and, as updated from time to time.

  1.9 "Contract" is the variable annuity or variable life insurance policy validly issued by Company to a purchaser meeting underwriting standards of the Company.

2. TERM OF AGREEMENT.   This Agreement shall remain in effect beginning upon the
     Effective Date, until such time it is terminated pursuant to Section 9, "Termination."

3. APPOINTMENT AND AUTHORIZATION OF AGENCY AND BROKER-DEALER.

  3.1 Appointment and Authorization of Agency and Broker-Dealer. Company and Distributor hereby appoint Agency and hereby authorize Broker-Dealer to solicit sales of and sell Products in accordance with the terms and conditions of this Agreement as an Authorized Selling Firm, and Agency and Broker-Dealer hereby accept the appointment and authorization. These two appointments, taken together, constitute the appointment of Authorized Selling Firm. Authorized Selling Firm's authority will be nonexclusive, and will be limited to the performance of the services and responsibilities set forth in this Agreement.

4. DUTIES, OBLIGATIONS AND LIMITATIONS OF AUTHORIZED SELLING FIRM. Commencing on the Effective Date, Authorized Selling Firm will faithfully perform all of Authorized Selling Firm's duties within the scope of the agency relationship created under this Agreement to the best of Authorized Selling Firm's knowledge, skill and judgment. As Authorized Selling Firm, Agency and Broker-Dealer shall be jointly and severally responsible and liable to American Express for the faithful performance of all obligations and duties except those which this Agreement specifically identifies as duties of Broker-Dealer. Authorized Selling Firm's duties shall include, but not be limited to the following:

  4.1 Recruitment of Producers. Authorized Selling Firm may recruit Producers to sell under the supervision of Authorized Selling Firm. A Producer so recruited may not solicit or sell Products prior to acquiring any required state insurance license(s) in the state(s) where such Producer will solicit and sell Products, being registered with the NASD as a representative of the Broker-Dealer, being appointed by Company as an agent, and completing the training described in Section 4.4.11.

  4.2 Licensing, Registration and Appointment of Agency and Producers. Agency shall be responsible for the preparation and submission of proper licensing forms and the assurance that all Producers recruited by Authorized Selling Firm are appropriately licensed as insurance agents in the state(s) where such Producers will solicit and sell Products. Broker-Dealer shall be responsible for the preparation and submission to the NASD of proper representative registration forms and the assurance that all Producers are and remain registered as representatives of Broker-Dealer with the NASD. Authorized Selling Firm shall recommend Producers for appointment with Company, but Company shall retain sole authority to make appointments and may, by written notice to Authorized Selling Firm, refuse to permit any Producer to solicit contracts for the sale of the Products. Company shall be responsible for the preparation and submission of proper appointment forms and the payment of appointment fees in those states that require the Company to appoint Producers.

  4.3 Compliance with Company Policies and Applicable Laws. Authorized Selling Firm will comply with all Company Rules and with all applicable federal and state laws and regulations.

  4.4 Supervision and Administration. Authorized Selling Firm shall have full, joint and several responsibility for the training and supervision of all of its Producers who are engaged directly or indirectly in the offer or sale of the Products, and all such Producers shall be subject to the control of Authorized Selling Firm with respect to their securities and insurance regulated activities in connection with the Products. Authorized Selling Firm shall be responsible for all acts or omissions of Producers. Agency's supervisory and administrative responsibilities include, but are not limited to:

         4.4.1 ensuring that Producers comply with Company Rules and all federal and state laws and regulations applicable to the Products;

         4.4.2 ensuring that Producers comply with all terms of the Agreement in soliciting, selling and providing service for Products;

         4.4.3 supplying sales literature and application forms approved by Company to Producers;

         4.4.4    assisting Producers in responding to customer inquiries;

         4.4.5 promptly delivering to Producers relevant Company communications and Company Rules concerning Products, such as changes in rates, regulatory notices or new Product announcements;

         4.4.6 on all Replacement sales, ensuring that Producers provide Product applicants sufficient information and disclosures to ensure the suitability of the Replacement sale. Such information includes that which is required by the rules of the NASD and any state insurance authority but is not limited to:

                  (a) all fees, expenses and possible charges, such as surrender charges, on both the new and the surrendered investments;
                  (b) any change in the investment risk to the Product applicant;
                  (c) any change in the nature or the provider of any guarantees associated with the Product and/or the surrendered product;

                  All such information will be retained by Agency for seven years from the date of the completion and signature of any application, and will be made available to Company as is shown in Section 4.8, "Accurate Record; Audit," herein

         4.4.7 notifying Company if any Agency or Producer fails to maintain the required state insurance license or becomes inactive;

         4.4.8 promptly informing Company of any violation of law or Company Rules by Authorized Selling Firm or Producer, or of any allegation by Contract holder or regulatory agency of wrongdoing as regards the activities of Authorized Selling Firm, or a Producer with respect to the Products; and

         4.4.9    any  other  duties   necessary  or   appropriate   to  perform
                  Authorized Selling Firm's obligations under this Agreement.

         4.4.10 Broker-Dealer will fully comply with and will ensure Agency's and Producers' compliance with the requirements of the NASD, the SEC and all other applicable federal and state laws, and, with Agency, will establish and maintain such rules and procedures as may be necessary to cause diligent supervision of the securities activities of Agency and Producers. Broker-Dealer's duties with respect to Agency and Producers' securities activities, include, but are not limited to:

                  (a) delivering  to each person  submitting  an  application  a prospectus for the Product to be furnished by American Express in the form required by the applicable federal laws or by the acts or statutes of any applicable state, province or country;

                  (b) reviewing  all  Product   applications  for  accuracy  and
                      completeness,  and to  determine  the  suitability  of the sale, which includes reasonable efforts to obtain information concerning the applicant's financial and tax status, investment objectives and any other information used or considered reasonable in making a Product recommendation;

                  (c) complying   with  all  applicable   requirements   of  the
                      Securities Exchange Act of 1934 ("1934 Act") and the NASD, including the requirements to maintain and preserve books and records pursuant to Section 17(a) of the 1934 Act and the rules thereunder and making such records and files available to staff of American Express and personnel of state insurance departments, the NASD, SEC or other regulatory agencies which have authority over American Express.

         4.4.11   Authorized  Selling Firm shall be  responsible  for ensuring that their Producers who market and sell the Products are trained on (i) the product specifications and features, (ii) all Company Rules and other requirements communicated to Authorized Selling Firm that American Express has adopted to satisfy insurance laws and regulations regarding replacements, and (iii) standards that American Express has established for and communicated to Authorized Selling Firms and their Producers to use in meeting their respective duties to ensure suitable sales of the Products before they begin to solicit or sell Products. If Authorized Selling Firm chooses not to use Company-provided materials in training their Representatives on (i), (ii) and (iii) above, then Authorized Selling Firm shall provide to American Express, for approval, documentation of its own form and content of training to be used, prior to the execution of this Agreement.

                  After the execution of this Agreement, to the extent that Authorized Selling Firm uses training material related to the sale of the Products that is materially different from that contained in the Company-provided training material, Authorized Selling Firm must provide that training material to American Express for approval prior to use. Authorized Selling Firm shall also be responsible for assuring that its Producers comply with all Company-provided materials, and with the applicable suitability requirements of the National
                  Association of Securities Dealers, Inc. ("NASD"), and any state or federal law, as amended from time to time, in selling the Products.

  4.5 Collection and Submission of Premiums. American Express and Authorized Selling Firm agree that Authorized Selling Firm will assure its Producers' collection and timely remittance of premiums received from the sale of Products. All premiums associated with sales of variable life insurance policies will be remitted using the Check with Application method described below. Generally, five methods of collection and remittance are available for variable annuity sales. Authorized Selling Firm will decide which of the methods listed below it will employ for variable annuity sales.

         4.5.1 Check with Application: in which the premium is paid in a check from the applicant payable to Company.

         4.5.2 Gross Sweep: in which the premium will be deposited into a Company-owned account. Company, upon notification of a sale, will deposit the premium into its own premium receipt account.

         4.5.3 Gross ACH Through Clearing Broker: in which the Authorized Selling Firm contracts with a Clearing Broker to transfer and clear funds from sales (the "Clearing Broker"). The Clearing Broker will remit the entire premium to Company using the ACH transfer facility available to financial institutions. If this method is chosen, then Section 7.1.4 is applicable.

         4.5.4 Net Wire: in which the Authorized Selling Firm transfers and clears premiums from sales, retaining its commission and forwarding the net amount only to Company.

         4.5.5 Net Wire Through Clearing Broker: in which the Authorized Selling Firm contracts with a Clearing Broker to transfer and clear funds from sales (the "Clearing Broker"). The Clearing Broker remits the premium (net of commissions) to Company, and remits the remaining portion of the premium (commission) to Agency. If this method is chosen, then Section 7.1.4 is applicable.

  4.6 Solicitation. Authorized Selling Firm, through Producers, will solicit applicants who appear to meet Company's and Distributor's underwriting and suitability standards, provided that nothing in this Agreement shall be deemed to require Authorized Selling Firm to solicit any particular customer's application for an annuity.

  4.7 Company Property. Authorized Selling Firm will safeguard, maintain and account for all policies, forms, manuals, equipment, supplies, advertising and sales literature furnished to Authorized Selling Firm and Producers by American Express and will destroy or return the same to American Express promptly upon request.

  4.8 Accurate Record; Audit. As required by applicable laws and Company's policies and procedures, Authorized Selling Firm will keep identifiable and accurate records and accounts of all business and transactions effected pursuant to this Agreement. Upon reasonable notice and at reasonable times, continuing during a period of one year following the termination of this Agreement, Authorized Selling Firm will permit American Express to visit, inspect, examine, audit and verify, at Authorized Selling Firms offices or elsewhere, any of the properties, accounts, files, documents, books, reports, work papers and other records belonging to or in the possession or control of Authorized Selling Firm relating to the business covered by this Agreement, and to make copies thereof and extracts therefrom, provided that such audit shall not unreasonably interfere with Authorized Selling Firm's normal course of business.

  4.9 Approved Advertising. No sales promotions, promotional materials, or any advertising relating to Products or Company or Distributor ("Sales

         Material") shall be used by Authorized Selling Firm or Producers unless the specific item has been approved in writing by Company and/or Distributor before use. Any promotional material developed by Authorized Selling Firm will become the sole property of Company and/or Distributor once approved. Any modification of the promotional materials to enable the use of such in a financial institution setting must also be approved in accordance with this section.

  4.10 Fidelity Bond. Authorized Selling Firm represents and warrants that all directors, officers, employees and representatives of Agency who are appointed pursuant to this Agreement as Producers for Company or who have access to funds of Company, including but not limited to funds submitted with applications for Products or funds being returned to owners, are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company acceptable to Company. Broker-Dealer shall maintain the bond at Broker-Dealer and/or Agency's expense. Company may require evidence, satisfactory to it, that such coverage is in force. Authorized Selling Firm shall give prompt written notice to Company of cancellation or change of coverage.

  4.11 Limitations. Authorized Selling Firm shall have no authority with respect to American Express, nor shall it represent itself as having such authority, other than as is specifically set forth in this Agreement. Without limiting the foregoing, neither Agency nor Broker-Dealer shall, without the express written consent of Company and/or Distributor, as applicable:

         4.11.1 make, waive, alter or change any term, rate or condition stated in any Company Contract or Company or Distributor approved form, or discharge any Contract in the name of Company;

         4.11.2   waive a forfeiture;

         4.11.3 extend the time for the payment of premiums or other monies due Company;

         4.11.4 institute, prosecute or maintain any legal proceedings on behalf of Company or Distributor in connection with any matter pertaining to Company's business, nor accept service of process on behalf of Company or Distributor;

         4.11.5 transact business in contravention of the rules and regulations of any insurance department and/or other governmental authorities having jurisdiction over any subject matter embraced by this Agreement;

         4.11.6 make, accept or endorse notes, or endorse checks payable to Company or Distributor, or otherwise incur any expense or liability on behalf of Company or Distributor;

         4.11.7 offer to pay or pay, directly or indirectly, any rebate of premium or any other inducement not specified in the Products to any Contract holder;

         4.11.8 misrepresent the Products for the purpose of inducing a Contract holder in any other company to lapse, forfeit or surrender his/her insurance therewith;

         4.11.9 give or offer to give any advice or opinion regarding the taxation of any customer's income or estate in connection with the purchase of any Product;

         4.11.10 enter into an agreement with any person or entity to market or sell the Products without the written consent of Company and Distributor;

         4.11.11 use Company's or Distributor's names, logos, trademarks, service marks or any other proprietary designation without the prior written permission of Company; or

         4.11.12 engage in any program designed to replace Products with any variable annuity or variable life insurance products of other companies, at any time while this Agreement is in force; or provide data to any other person or organization which would allow or facilitate such replacement of Company's Products. Nothing herein shall preclude the replacement of Company's fixed annuity products with Company's own variable annuity or variable insurance products, so long as such sales are suitable and documented according to Section 4.4.6, Replacement Sales. (See also Section 9.3, Post Termination Limitations, and Section 11, Confidentiality, generally.)

5. COMPANY AND DISTRIBUTOR REPRESENTATIONS AND RESPONSIBILITIES.

  5.1      Representations.

         5.1.1 Company represents and warrants that (a) it is duly incorporated in the State of Indiana and licensed in all states in the Territory; (b) that all Products, and all Sales Material (as defined in Section 4.9, above) provided by Company or Distributor have been filed and approved as required by state insurance departments shown in the Product Exhibit(s); and (c) that these materials comply with all applicable laws and regulations and rules of the NASD.

         5.1.2 Distributor represents and warrants that it is duly registered as a broker-dealer with the SEC, the NASD, all fifty states and the District of Columbia, and is qualified to do business in all states in which Company is licensed and qualified to do business.

         5.1.3 Distributor and Company represent and warrant that Company, as issuer and on behalf of the underlying investment account(s), has registered the underlying investment account(s) of the Products with the SEC as a security under the Securities Act of 1933 ("1933 Act") and as a unit investment trust under the Investment Company Act of 1940.

         5.1.4 Company represents and warrants that the prospectuses and registration statements relating to the Products do not contain any untrue statements of material fact or any omission to state a material fact, the omission of which makes any statement contained in the prospectuses and registration statements misleading.

  5.2 Prospectuses, Sales Literature and Advertising. American Express will provide to Authorized Selling Firm, without any expense to Authorized Selling Firm, prospectuses for the Products and such other Sales Material (as defined is Section 4.9, above) as American Express determines is necessary or desirable for use in connection with sales of the Products.

  5.3 Transmission of Contracts for Delivery to Contract Owners. Company will transmit variable annuity contracts directly to Contract holders. Variable life insurance policies will be transmitted to Producers for delivery to Contract holders.

  5.4 Confirmations. Upon Company's acceptance of any payment for a Product, Company as agent for Distributor will deliver to each contract owner a statement confirming the transaction in accordance with Rule 10b-10 under the 1934 Act.

  5.5 Contract Holder Services. Company shall provide administrative, accounting and other services to Contract holders as necessary and appropriate, in the same manner as such services are provided to Company's other Contract holders.

  5.6 Reservation of Rights. Notwithstanding any other provision of this Agreement or any other agreement between Company and/or Distributor and Agency and/or Broker-Dealer, Company reserves the unconditional right to modify any of the Products in any respect whatsoever or to suspend the sale of any Products in whole or in part at any time and without prior notice. Company reserves the unconditional rights to refuse to accept applications procured by Authorized Selling Firm or Producers which fail to meet underwriting or other standards of Company.

  5.7 Company Rules. American Express shall provide Authorized Selling Firm with Company Rules as soon as is practicable. Company and Distributor shall provide all revisions, modifications and replacements of such Company Rules to Authorized Selling Firm promptly after issuance by Company and/or Distributor.

  5.8    Compliance  with  Applicable  Laws.   Company  will  comply  with  all
         applicable federal and state laws and regulations.

6. COMPENSATION. Company shall pay a total compensation on premiums collected pursuant to this Agreement based on the rates of commission set forth on the attached Product Exhibit(s). No compensation will be paid on the sale of a product under this Agreement if that sale involves replacement of an asset or investment issued by Company or by another insurance company owned or controlled by American Express Company. The Product Exhibit(s) included in this Agreement are subject to change by Company at anytime, but only upon written notice to Agency. No such change shall affect compensation for any Products(s) sold whose applications are received by Company in Minneapolis, MN prior to effective date of such change.

  6.1 Product Exhibits. Any Product Exhibit(s) included in this Agreement or subsequently made a part hereof may provide other or additional conditions regarding compensation and, if so, will be controlling to the extent of such other or additional conditions.

  6.2 Expenses. Except as otherwise provided in this Agreement, or subsequently agreed to in writing by American Express, Authorized Selling Firm will be responsible for all costs and expenses of any kind and nature incurred by Authorized Selling Firm in the performance of its duties under this Agreement.

  6.3 For Cause Termination Compensation Obligations. In the event of termination of this Agreement for one or more of the reasons specified below in Section 9.1, Termination for Cause, no further compensation shall thereafter be payable.

  6.4 Post Termination Compensation Obligations. Upon termination of this Agreement, Company's obligation to pay compensation to Agency or Producers shall immediately cease except that:

         6.4.1 Company will pay compensation, as the same become due and payable, upon Products for which the application has been taken and the required premium has been collected (or has become irrevocably collectable from a third party) as of the date of termination, and for which the Company subsequently issues a policy.

         6.4.2 Company will charge back against those commissions due identified in Product Exhibit(s) in the event of surrenders of Products sold prior to the termination of this Agreement by Authorized Selling Firm or Producers. Company will invoice Agency unless Company and Agency agree upon another method of payment of such amounts.

         6.4.3 Subject to Section 6.4.1, above, Company will pay Supplemental Trail Commissions as set forth in and as provided by any Product Exhibit in effect as of the time of the effective date of termination of this Agreement.

  6.5 Compensation Limitations. Agency will not pay or share commissions with any person or entity that is not appropriately licensed and/or appointed to sell Products, if such action would violate any applicable law, rule, or regulation.

  6.6 Advance Commissions on IRS Section 2-1035 Exchanges. Company will advance commissions monthly, in accordance to the Base Commission schedules identified in the variable annuity Product Exhibit(s), based on premium expected to be deposited with Company to effect an IRS
         Section 2-1035 exchange of one investment product for a variable annuity product sold under this Agreement. In the event that the expected premium does not reach Company within 90 days of the date of the contract application, the entire commission for the transaction will be charged back during the next normal commission cycle.

7. INDEMNIFICATION.

  7.1 Indemnification of Company and Distributor. Authorized Selling Firm shall indemnify, defend and hold harmless American Express and any of its officers, directors and employees, from and against any and all losses, claims, damages, liabilities, actions, costs or expenses to which American Express, or any of its officers, directors and employees, may become subject (including any reasonable legal or other reasonable expenses incurred by it in connection with investigating any claim against it and defending any action and, provided Authorized Selling Firm will have given prior written approval of such settlement or compromise, which consent will not be unreasonably withheld or delayed, any amounts paid in settlement or compromise) insofar as such losses, claims, damages, liabilities, actions, costs or expenses arise out of or are based upon:

         7.1.1 The acts or omissions of Authorized Selling Firm or any of its employees, agents or Producers while acting (whether under actual or apparent authority, or otherwise) on behalf of Authorized Selling Firm or American Express in connection with this Agreement;

         7.1.2 Any breach of any covenant or agreement made by Authorized Selling Firm under this Agreement; or

         7.1.3 The inaccuracy or breach of any representation or warranty made by Authorized Selling Firm under this Agreement.

         7.1.4 The acts or omissions of the Clearing Broker or any employee or agent of Clearing Broker while performing the activities covered by this Agreement. The indemnity obligation of this paragraph will extend to any regulatory penalties incurred by Company as a result of said activities.

                 This indemnification obligation shall not apply to the extent that such alleged act or omission is attributable to American Express either because (1) American Express directed the act or omission, or (2) the act or omission by Authorized Selling Firm or any of its employees, agents or Producers was the result of their compliance with the Company Rules.

  7.2 Indemnification of Agency and Broker-Dealer. American Express shall indemnify, defend and hold harmless Authorized Selling Firm, any of its officers, directors and employees, from and against any and all losses, claims, damages, liabilities, actions, costs or expenses to which Authorized Selling Firm, or any of its officers, directors and employees, may become subject (including any reasonable legal or other reasonable expenses incurred by it in connection with investigating any claim against it and defending any action and, provided American Express will have given prior written approval of such settlement or compromise, which consent will not be unreasonably withheld or delayed, any amounts paid in settlement or compromise) insofar as such losses, claims, damages, liabilities, actions, costs or expenses arise out of or are based upon:

         7.2.1 The acts or omissions of American Express, or any employee or agent of American Express, (excluding Authorized Selling Firm or Producers) while acting (whether under actual or apparent authority or otherwise) on behalf of American Express in connection with this Agreement;

         7.2.2 Any breach of any covenant or agreement made by American Express under this Agreement; or

         7.2.3 The inaccuracy or breach of any representation or warranty made by American Express under this Agreement.

  7.3 Limitation of Liability. Except as expressly stated herein, as between the parties, in no event will any party to this Agreement be responsible to any other party for any incidental, indirect, consequential, punitive, or exemplary damages of any kind arising from this Agreement, including without limitation, lost revenues, loss of profits or loss of business. The parties agree that the losses and damages arising under and/or covered by Section 7.1 and 7.2 shall be subject to this limitation.

8. ARBITRATION. The parties agree to attempt to settle any misunderstandings or disputes arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. However, if those attempts fail, the parties agree that any misunderstandings or disputes arising from this Agreement will be decided by arbitration which will be conducted, upon request of either party, before three arbitrators (unless both parties agree on one arbitrator) designated by the American Arbitration Association located in the city of Company's principal place of business. The parties further agree that the arbitrator(s) will decide which party must bear the expenses of the arbitration. This agreement to arbitrate shall not preclude either party from obtaining provisional remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction, before, during or after the pendency of the arbitration. The institution and maintenance of such provisional remedies shall not constitute a waiver of the right of a party to submit a dispute to arbitration.

9.   TERMINATION.

  9.1 Termination for Cause. At any time during the Term of this Agreement, American Express or Authorized Selling Firm may terminate this Agreement immediately for cause upon written notice of such termination to the other party. Such written notice shall state the cause with specificity. As used in this Section, the term "cause" shall include any one or more of the following:

         9.1.1 the conviction of any party, its officers or supervisory personnel of any felony, of fraud, or of any crime involving dishonesty;

         9.1.2 the intentional misappropriation by a party of funds or property of any other party, or of funds received for it or for annuity Contract holders;

         9.1.3 the cancellation, or the refusal to renew by the issuing insurance regulatory authority of, any license, certificate or other regulatory approval required in order for any party to perform its duties under this Agreement;

         9.1.4 any action by a regulatory authority with jurisdiction over the activities of a party that would place the party in receivership or conservatorship or otherwise substantially interfere or prevent such party from continuing to engage in the lines of business relevant to the subject matter hereof; or

         9.1.5 a party becoming a debtor in bankruptcy (whether voluntary or involuntary) or the subject of an insolvency proceeding.

  9.2 Termination without Cause. American Express or Authorized Selling Firm may terminate this Agreement without cause upon 30 days prior written notice to the other parties.

  9.3 Post Termination Limitation. For a period of one year after termination of this Agreement, Authorized Selling Firm and Producers shall not knowingly induce or cause, or attempt to induce or cause, any concerted or organized effort to recommend, promote, encourage or endorse the termination, surrender, or cancellation of any Product sold pursuant to this Agreement.

10. INDEPENDENT CONTRACTOR. This Agreement is not a contract of employment. Nothing contained in this Agreement shall be construed or deemed to create the relationship of joint venture, partnership, or employer and employee between American Express and Authorized Selling Firm. Each party is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of business.

11.  CONFIDENTIALITY.

  11.1 Each party agrees that, during the term of this Agreement and at all times thereafter, it will not disclose to any unaffiliated person, firm, corporation or other entity, nor use for its own account, any of the other parties' trade secrets or confidential information, including, without limitation, the terms of this Agreement; non-public program materials; member or customer lists; proprietary information; information as to the other party's business methods, operations or affairs, or the processes and systems used in its operations and affairs, or the processes and systems used in any aspect of the operation of its business; all whether now known or subsequently learned by it. If this Agreement is terminated, each party, within 60 days after such termination, will return to the other parties, respectively, any and all copies, in whatever form or medium, of any material disclosing any of the other parties' trade secrets or confidential information as described above.

         Nothing in this Agreement shall require a party to keep confidential any information that:

         11.1.1 the party can prove was known to it prior to any disclosure by any other party;

         11.1.2 is or becomes publicly available through no fault of the party;

         11.1.3 the party can prove was independently developed by it outside the scope of this Agreement and with no access to any confidential or proprietary information of any other party;

         11.1.4 is required to be disclosed to governmental regulators or pursuant to judicial or administrative process or subpoena;

         11.1.5 is required in order to perform that party's obligation under this Agreement;

         11.1.6   is required to be disclosed by any applicable law; or

         11.1.7   is mutually agreed upon by all parties to this Agreement.

  11.2 In the event Authorized Selling Firm during the term of this Agreement and for a period of one year after the effective date of its termination, engages in a concerted effort to promote, recommend or encourage the termination, surrender, or cancellation of any Product sold under this Agreement, without reasonable grounds to believe that such termination, cancellation or surrender is in each individual customer's best interest, then American Express will have the right to contact present and former purchasers of the Products sold under this Agreement with a view to retaining the assets in their accounts with Company, without being found in violation of this Section 11.

12. ASSIGNMENT. The parties to this Agreement may not assign, either wholly or partially, this Agreement or any of the benefits accrued or to accrue under it, or subcontract their interests or obligations under this Agreement, without the written approval of all parties.

13. AMENDMENT OF AGREEMENT. American Express reserves the right to amend this Agreement at any time, but no amendment shall be effective until approved in writing by Authorized Selling Firm, subject to the provisions of
       Section  5.6,  "Reservation  of Rights,"  Section 6,  "Compensation"  and
       Section 12, "Assignment," in this Agreement. Any affiliated insurance agency signing below or which has executed an Affiliate Participation Agreement acknowledges and agrees that Agency shall be authorized to execute any amendment to this Agreement, including all Exhibits, Addenda, Schedules and Product Exhibit(s), on its behalf, and that such execution will be binding upon it.

14.    MISCELLANEOUS.

  14.1 Applicable Law. This Agreement shall be governed by and interpreted under the laws of the State of Minnesota.

  14.2 Severability. Should any part of this Agreement be declared invalid, the remainder of this Agreement shall remain in full force and effect, as if the Agreement had originally been executed without the invalid provisions.

  14.3 Notice. Any notice hereunder shall be in writing and shall be deemed to have been duly given if sent by certified or registered mail, postage prepaid, or via a national courier service with the capacity to track its shipments, to the following addresses:


If to Company:                                                If to Distributor:
American Enterprise Life Insurance Company                    American Express Financial Advisors Inc.
80 South 8th Street                                           80 South 8th Street
Minneapolis, MN  55440                                        Minneapolis, MN  55440
Attn:  Compliance Officer (Unit 1818)                         Attn:  Compliance Officer (Unit 1818)


If to Agency:                                                 If to Broker-Dealer:
First Union Insurance Group                                   First Union Securities Inc.
401 S. Tryon Street                                           401 S. Tryon Street
Charlotte, NC 28288-1207                                      Charlotte, NC 28288-1207
Attn:  Geoff Southwell, VP Annuity Products                   Attn:  Geoff Southwell, VP Annuity Products


  14.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of this Agreement limiting assignment.

  14.5 Headings. The headings in this Agreement are for convenience only and are not intended to have any legal effect.

  14.6 Defined Terms. The terms defined in this Agreement are to be interpreted in accordance with this Agreement. Such defined terms are not intended to conform to specific statutory definitions of any state.

  14.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties or any official representative thereof.

  14.8 Survival. All terms and conditions of Section 6.4, "Post Termination Compensation Obligations"; Section 7, "Indemnification"; Section 9.3 "Post Termination Limitations"; Section 11, "Confidentiality," and (subject to Section 6.4.3) the Supplemental Trail Commission provisions of any Product Exhibits in effect as of termination of this Agreement, will survive termination of this Agreement.

  14.9 No Waiver. No failure to enforce, nor any breach of any term or condition of this Agreement, shall operate as a waiver of such term or condition, or of any other term or condition, nor constitute nor be deemed a waiver or release of any other rights at law or in equity, or of claims which any party may have against any other party, for anything arising out of, connected with, or based upon this Agreement. Any waiver, including a waiver of this Section, must be in writing and signed by the parties hereto.



                         (Signatures on following page)

American Enterprise Life Insurance Company    First Union Securities Inc.
Company                                        Broker-Dealer


By:                                           By:

Title:                                        Title:

Date:                                         Date:



American Express Financial Advisors Inc.      First Union Mortgage Corporation
Distributor                                   Agency


By:                                           By:

Title:                                        Title:

Date:                                         Date:



First Fidelity Insurance Services, Inc.       Old York Agency, Inc.
Agency                                        Agency

By:                                           By:

Title:                                        Title:

Date:                                         Date:

Water Street Insurance Agency, Inc.
Agency

By:

Title:

Date:

                                    EXHIBIT A
               Agency and Affiliated Agencies, Authorized States,
                   Product Description and Premium Remittance


Effective Date of Agreement:  Effective Date of Agreement

SUMMARY:

This Exhibit is intended to summarize the Authorized Selling Firm's Agency and its affiliated insurance agencies, the states in which the Agency and Affiliated Agencies holds an insurance license to sell Product, the Product Description and the method of Premium remittance.

------------------------------------------------------------ -------------------
               Agency or Affiliated Agencies         Authorized States of Agency
                                                        or Affiliated Agencies
------------------------------------------------------------ -------------------
             First Union Mortgage Corporation        CT, DE, DC, GA, MD, NC, SC,
                                                               VA, TN

          First Fidelity Insurance Services, Inc.              NJ only

                   Old York Agency, Inc.                       PA only

            Water Street Insurance Agency, Inc.                FL only
------------------------------------------------------------ -------------------




------------------------------------------------ --------------------------
              Product Description                 Remittance of Premiums
(See Product Exhibits to identify states where       (See Section 4.5)
             product is available)
------------------------------------------------ --------------------------
American Express New Solutions Variable Annuity          Net Wire

------------------------------------------------ --------------------------

Effective Revision Date:  Effective Date of Revision
Purpose of Revision:  Purpose of Revision

                              AEL Product Exhibit:
                American Express New Solutionssm Variable Annuity



States of:    AK, AZ, CO, DE, DC, GA, HI, IA, ID, KS, KY, LA, ME, MS, MO, NE,
              NM, NV, OH, RI, TN, WI, WV, WY


The Product to be offered through Authorized Selling Firm is a flexible premium variable annuity known as the American Express New Solutionssm Variable Annuity, that may be offered only in those states shown above in which the product has been filed and approved.


Effective Revision Date:
Purpose of Last Revision:


COMMISSION

1. The commission payable for contracts described in this Product Exhibit will be paid according to the following commission schedule.


         ------------------------------------------------------ --------------- -- --------------
         Non Qualified (No Trail Available)                     Issue Ages:        Issue Ages:
                                                                0-80 (Older        81+ (Older of
                                                                of Annuitant       Annuitant or
                                                                or Owner)          Owner)

              Accumulative Premium Paid $0 - $100,000           6.50%              3.15%
              Accumulative Premium Paid $100,000 +              6.00%              2.65%

         Qualified (No Trail Available)

              Accumulative Premium Paid $0 - $100,000           6.00%              2.65%
              Accumulative Premium Paid $100,000 +              5.50%              2.15%
         ------------------------------------------------------ --------------- -- -------------

2. No commission is payable for contracts described in this Product Exhibit where the issue age of either the annuitant or owner exceeds age 85 (qualified or non-qualified).

3. Advance Commissions on IRS Section 2-1035 exchanges. Subject to #4 below, Company will advance commissions monthly based on premium expected to be deposited with Company to effect an IRS Section 2-1035 exchange of one investment product for a Product sold under this Agreement. In the event that the expected premium does not reach Company within 90 days of the date of the application, the entire commission for the transaction will be charged back during the next normal commission cycle.

4. No commission is payable on the sale of Products under this Agreement if that sale involves replacement of an asset or investment issued by Company or by any other insurance company owned or controlled by American Express Company.

CHARGEBACKS

In the event of the surrender of an annuity within six months of each premium payment date, there will be a chargeback of commissions paid with respect to premiums received, according to the following schedule:


               ----------------------------------- --------------------------
                   Time Elapsed Since Premium        Chargeback Percentage
                          Payment Date
               ----------------------------------- --------------------------
                       0-6 Months                         100%
                       7-12 Months                         50%
                       Over 12 Months                       0%
               ----------------------------------- --------------------------

Chargebacks will be assessed in their entirety against Agency. The chargeback will be waived in the events of death of an annuitant or owner, or in case of annuitization or partial withdrawal. The chargeback schedule applies separately to each payment upon cancellation or full withdrawal. The chargeback schedule applies during the free look period, or for any full withdrawal.